Exhibit (n)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form N-2 of our report dated February 28, 2022, relating to the consolidated financial statements of Blackstone Secured Lending Fund and subsidiaries (the “Company’), appearing in the Annual Report on Form 10-K of Blackstone Secured Lending Fund for the year ended December 31, 2021. We also consent to the use of our report dated February 28, 2022 in this Registration Statement on Form N-2, relating to information of Blackstone Secured Lending Fund set forth under the heading “Senior Securities” appearing in this Registration Statement on Form N-2.

We also consent to the reference to us under the headings “Financial Highlights,” “Senior Securities” and “Experts” in such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

New York, NY

July 25, 2022